Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

CALGON CARBON AWARDED $25 MILLION CONTRACT
FOR MERCURY REMOVAL

PITTSBURGH, PA – May 20, 2009 – Calgon Carbon Corporation (CCC: NYSE) announced today that it has been awarded a contract by a major U.S. power generator to supply FLUEPAC® activated carbon products to remove mercury from the flue gas of one or more coal-fired power plants in the Midwest.  Under terms of the guaranteed contract, the customer has agreed to purchase over the next five years a minimum amount of activated carbon valued at $25 million.  The contract is contingent upon the customer obtaining satisfactory regulatory treatment.

The five-year contract extends from 2009 through 2014, with significant quantities scheduled for purchase in 2010 and beyond.  Under terms of the contract, the customer may purchase more than the minimum requirements in years 2010 through 2014.  The contract can be extended for up to three additional five-year periods.

Commenting on the contract, Robert P. O’Brien, Calgon Carbon’s senior vice president – Americas, said, “We are very pleased that another major U.S. power generator has selected our company’s powdered activated carbon for mercury removal.  We look forward to providing this critical product to other customers as this important market develops.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain.  Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report  pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein.  Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs.  In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.